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                                    EXHIBIT 4



                            CYBEX INTERNATIONAL, INC.


                              AMENDED AND RESTATED

                           1995 OMNIBUS INCENTIVE PLAN

                         AS AMENDED THROUGH May 7, 2002

       1. Purpose. The Cybex International, Inc. 1995 Omnibus Incentive Plan (the "Plan") is intended to provide incentives which will attract and retain highly competent persons as officers and key employees of Lumex, Inc. (the "Company") and its subsidiaries, by providing them opportunities to acquire shares of the common stock, $.10 par value per share, of the Company ("Common Stock") or to receive monetary payments based on the value of such shares pursuant to the Benefits described herein. Furthermore, the Plan, together with the Company's Stock Ownership Requirements Policy, is intended to assist in aligning the interests of the Company's officers and key employees to those of its shareholders.

       2. Administration. (a) The Plan will be administered by a committee (the "Committee") appointed by the Board of Directors of the Company from among its members (which may be the Compensation Committee), which shall be comprised of not less than two non-employee members of the Board; provided, however, that each member of the Committee must qualify as a "disinterested person" within the meaning of Rule 16b-3 (or any successor rule)

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promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange
Act"). The Committee is authorized, subject to the provisions of the Plan, to establish such rules and regulations as it deems necessary for the proper administration of the Plan and to make such determinations and interpretations and to take such action in connection with the Plan and any Benefits (as defined below) granted hereunder as it deems necessary or advisable. All determinations and interpretations made by the Committee shall be binding and conclusive on all participants and their legal representatives. No member of the Board, no member of the Committee and no employee of the Company shall be liable for any act or failure to act hereunder, by any other member or employee or by any agent to whom duties in connection with the administration of this Plan have been delegated or, except in circumstances involving his or her bad faith, gross negligence or fraud, for any act or failure to act by the member or employee.

       (b) The Committee may delegate its powers and duties under the Plan to one or more officers of the Company or to a committee of such officers, subject to such terms, conditions and limitations as the Committee may establish in its sole discretion; provided, however, that the Committee shall not delegate its powers and duties under the Plan with regard to officers and key employees of the Company who are subject to Section 16 of the Exchange Act.

       3. Participants. Participants will consist of such officers and key employees of the Company and its subsidiaries as the Committee in its sole discretion determines to be significantly responsible for the success and future growth and profitability of the Company and whom the Committee may designate from time to time to receive Benefits under the Plan. Non-

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employee directors of the Company shall not be eligible to participate in the
Plan. Designation of a participant in any year shall not require the Committee to designate such person to receive a Benefit in any other year or, once designated, to receive the same type or amount of Benefit as granted to the participant in any other year. The Committee shall consider such factors as it deems pertinent in selecting participants and in determining the type and amount of their respective Benefits.

       4. Type of Benefits. Benefits under the Plan may be granted in any one or a combination of (a) Stock Options, (b) Stock Appreciation Rights, (c) Stock Awards, (d) Performance Awards and (e) Bonus Stock Purchase Awards (each as described below, and collectively, the "Benefits"). Benefits shall be evidenced by agreements (which need not be identical) in such forms as the Committee may from time to time approve.

       5. Common Stock Available under the Plan. The aggregate number of shares of Common Stock that may be subject to Benefits, including Stock Options, granted under this Plan shall be 1,250,000 shares of Common Stock, which may be authorized and unissued or treasury shares, subject to any adjustments made in accordance with Section 11 hereof. Any shares of Common Stock subject to a Stock Option which for any reason is canceled (excluding shares subject to a Stock Option canceled upon the exercise of a related Stock Appreciation Right) or terminated without having been exercised, or any Stock Awards or Performance Awards which are forfeited, shall again be available for Benefits under the Plan, to the extent permitted by Rule 16b-3 under the Exchange Act regarding the availability of such shares.

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       6.  Stock Options. Stock Options will consist of awards from the Company that will enable the holder to purchase a specific number of shares of Common Stock, at set terms and at a fixed purchase price. Stock Options may be "incentive stock options" ("Incentive Stock Options") within the meaning of
Section 422 of the Internal Revenue Code of 1986, as amended (the "Code") or Stock Options which do not constitute Incentive Stock Options ("Nonqualified Stock Options"). The Committee will have the authority to grant to any participant one or more Incentive Stock Options, Nonqualified Stock Options, or both types of Stock Options (in each case with or without Stock Appreciation Rights). Each Stock Option shall be subject to such terms and conditions consistent with the Plan as the Committee may impose from time to time, subject to the following limitations:

       (a) Exercise Price. Each Stock Option granted hereunder shall have such per-share exercise price as the Committee may determine at the date of grant; provided, however, that the per-share exercise price for Incentive Stock Options shall not be less than 100% of the Fair Market Value (as defined below) of the Common Stock on the date the option is granted.

       (b) Payment of Exercise Price. The option exercise price may be paid in cash or, in the discretion of the Committee, by the delivery of shares of Common Stock of the Company then owned by the participant, by the withholding of shares of Common Stock for which a Stock Option is exercisable, or by a combination of these methods. In the discretion of the Committee, payment may also be made by delivering a properly executed exercise notice to the Company together with a copy of irrevocable instructions to a broker to deliver promptly to the Company the amount of sale or loan proceeds to pay the exercise price. To facilitate the

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foregoing, the Company may enter into agreements for coordinated procedures with one or more brokerage firms. The Committee may prescribe any other method of paying the exercise price that it determines to be consistent with applicable law and the purpose of the Plan, including, without limitation, in lieu of the exercise of a Stock Option by delivery of shares of Common Stock of the Company then owned by a participant, providing the Company with a notarized statement attesting to the number of shares owned, where upon verification by the Company, the Company would issue to the participant only the number of incremental shares to which the participant is entitled upon exercise of the Stock Option. In determining which methods a participant may utilize to pay the exercise price, the Committee may consider such factors as it determines are appropriate, including, without limitation, compliance of the participant with the Company's Stock Ownership Requirements Policy.

       (c) Exercise Period. Stock Options granted under the Plan shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Committee; provided, however, that no Stock Option shall be exercisable later than ten years after the date it is granted. All Stock Options shall terminate at such earlier times and upon such conditions or circumstances as the Committee shall in its discretion set forth in such option at the date of grant.

       (d) Limitations on Incentive Stock Options. Incentive Stock Options may be granted only to participants who are employees of the Company or one of its subsidiaries (within the meaning of Section 424(f) of the Code) at the date of grant. The aggregate Fair Market Value (determined as of the time the option is granted) of the Common Stock with respect to which

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Incentive Stock Options are exercisable for the first time by a participant during any calendar year (under all option plans of the Company and of any parent corporation or subsidiary corporation (as defined in Sections 424(e) and (f) of the Code, respectively) shall not exceed $100,000. For purposes of the preceding sentence, Incentive Stock Options will be taken into account in the order in which they are granted. Incentive Stock Options may not be granted to any participant who, at the time of grant, owns stock possessing(after the application of the attribution rules of Section 424(d) of the Code) more than 10% of the total combined voting power of all classes of stock of the Company or any parent or subsidiary corporation of the Company, unless the option price is fixed at not less than 110% of the Fair Market Value of the Common Stock on the date of grant and the exercise of such option is prohibited by its terms after the expiration of five years from the date of grant of such option.

       7. Stock Appreciation Rights. The Committee may, in its discretion, grant Stock Appreciation Rights to the holders of any Stock Options granted hereunder. In addition, Stock Appreciation Rights may be granted independently of, and without relation to, options. A Stock Appreciation Right means a right to receive a payment, in cash or Common Stock, equal to the excess of (x) the Fair Market Value, or other specified valuation, of a specified number of shares of Common Stock on the date the right is exercised over (y) the Fair Market Value, or other specified valuation, of such shares of Common Stock on the date the right is granted, all as determined by the Committee. Each Stock Appreciation Right shall be subject to such terms and conditions as the Committee shall impose from time to time, including, without limitation, rights conditioned upon the occurrence of certain events, such as a Change in Control (as defined below) of the Company.

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       8. Stock Awards. Stock Awards (which includes mandatory stock bonus incentive compensation) will consist of Common Stock transferred to participants with or without other payments therefor as additional compensation for services to the Company. Stock Awards shall be subject to such terms and conditions as the Committee determines appropriate, including, without limitation, restrictions on the sale or other disposition of such shares, the right of the Company to reacquire such shares for no consideration upon termination of the participant's employment within specified periods, and conditions requiring that the shares be earned in whole or in part upon the achievement of performance goals established by the Committee over a designated period of time. The Committee may require the participant to deliver a duly signed stock power, endorsed in blank, relating to the Common Stock covered by such an Award. The Committee may also require that the stock certificates evidencing such shares be held in custody or bear restrictive legends until the restrictions thereon shall have lapsed. The Stock Award shall specify whether the participant shall have, with respect to the shares of Common Stock subject to a Stock Award, all of the rights of a holder of shares of Common Stock of the Company, including the right to receive dividends and to vote the shares.

       9.  Performance Awards.

       (a) Performance Awards may be granted to participants at any time and from time to time, as shall be determined by the Committee. The Committee shall have complete discretion in determining the number, amount and timing of awards granted to each participant. Such Performance Awards may take the form of, as determined by the Committee, including, without limitation, cash, shares of Common Stock, performance units and performance shares, or

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any combination thereof. Performance Awards may be awarded as short-term or long-term incentives. The Committee shall set performance goals at its discretion which, depending on the extent to which they are met, will determine the number and/or value of Performance Awards that will be paid out to the participants, and may attach to such Performance Awards one or more restrictions. Performance goals may be based upon, without limitation, Company-wide, divisional, project team, and/or individual performance.

       (b) The Committee shall have the authority at any time to make adjustments to performance goals for any outstanding Performance Awards which the Committee deems necessary or desirable unless at the time of establishment of goals the Committee shall have precluded its authority to make such adjustments.

       (c) Payment of earned Performance Awards shall be made in accordance with terms and conditions prescribed or authorized by the Committee. The participant may elect to defer, or the Committee may require the deferral of, the receipt of Performance Awards upon such terms as the Committee deems appropriate.

       10. Bonus Stock Purchase Awards.

       (a) The Committee may by written notice permit a participant selected by the Committee to elect to purchase shares of Common Stock with up to a maximum percentage, as determined by the Committee, of funds otherwise payable to such participant pursuant to the Company's annual bonus incentive compensation program ("Bonus Stock Purchase Awards"). Only

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those participants who make timely Bonus Conversion Elections (as defined below)
shall be eligible to receive a Bonus Stock Purchase Award. The amount purchased in accordance with a Bonus Conversion Election shall be subject to reduction or to such other limitations as are from time to time established by the Committee.

       (b) Not later than on a participant's annual bonus payment date, each participant selected by the Committee may make an irrevocable election ("Bonus Conversion Election") to convert a fixed percentage of his or her annual incentive bonus for that fiscal year by filing a conversion election form (as may be prescribed by the Committee) with the Committee; provided, however, that any participant who is subject to Section 16 of the Exchange Act must elect to convert his or her annual incentive bonus at least six months prior to the day the amount of such bonus is determined, or at such other time as the Committee may establish.

       (c) On a participant's annual incentive bonus payment date, an amount equal to the portion of the participant's bonus that is validly converted shall be used to purchase a number of shares of Common Stock at a per-share purchase price fixed by the Committee; provided, however, that the per-share purchase price shall not be less than 85% of the Fair Market Value of the Common Stock on the regular bonus payment date had it been paid in cash. On the same date or as soon as practicable thereafter, such number of shares of Common Stock shall be registered in the participant's name, and stock certificates shall be issued therefor to the participant.

       (d) Bonus Stock Purchase Awards shall be subject to such terms and conditions as the Committee determines appropriate, including, without limitation, restrictions on the sale or

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other disposition of such shares. The Committee may also require that stock certificates evidencing such shares bear restrictive legends until the restrictions thereon shall have lapsed.

       11. Adjustment Provisions; Change in Control.

       (a) If there shall be any change in the Common Stock of the Company, through merger, consolidation, reorganization, recapitalization, stock dividend, stock split, reverse stock split, split up, spinoff, combination of shares, exchange of shares, dividend in kind or other like change in capital structure or distribution (other than normal cash dividends) to shareholders of the Company, an adjustment shall be made to each outstanding Stock Option and Stock Appreciation Right such that each such Stock Option and Stock Appreciation Right shall thereafter be exercisable for such securities, cash and/or other property as would have been received in respect of the Common Stock subject to such Stock Option or Stock Appreciation Right had such Stock Option or Stock Appreciation Right been exercised in full immediately prior to such change, and such an adjustment shall be made successively each time any such change shall occur. In addition, in the event of any such change, in order to prevent dilution or enlargement of participants' rights under the Plan, the Committee will have authority to adjust, in an equitable manner, the number and kind of shares that may be issued under the Plan, the number and kind of shares subject to outstanding Benefits, the exercise price applicable to outstanding Benefits, and the Fair Market Value of the Common Stock and other value determinations applicable to outstanding Benefits. Appropriate adjustments may also be made by the Committee in the terms of any Benefits under the Plan to reflect such changes and to modify any other terms of outstanding Benefits on an equitable basis, including modifications of performance targets and changes in the length of performance periods.

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In addition, the Committee is authorized to make adjustments to the terms and conditions of, and the criteria included in, Benefits in recognition of unusual or nonrecurring events affecting the Company or the financial statements of the Company, or in response to changes in applicable laws, regulations, or accounting principles. Notwithstanding the foregoing, (i) each such adjustment with respect to an Incentive Stock Option shall comply with the rules of Section 424(a) of the Code, and (ii) in no event shall any adjustment be made which would render any Incentive Stock Option granted hereunder other than an incentive stock option for purposes of Section 422 of the Code.

       (b) Notwithstanding any other provision of this Plan, if there is a Change in Control of the Company, all then outstanding Stock Options and Stock Appreciation Rights shall immediately become exercisable. For purposes of this
Section 11(b), a "Change in Control" of the Company shall be deemed to have occurred upon any of the following events:

           (i) A change in control of the direction and administration of the Company's business of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Exchange Act; or

           (ii) During any period of two (2) consecutive years, the individuals who at the beginning of such period constitute the Company's Board of Directors or any individuals who would be "Continuing Directors" (as hereinafter defined) cease for any reason to constitute at least a majority thereof; or

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                (iii) The Company's Common Stock shall cease to be publicly traded; or

                (iv) The Company's Board of Directors shall approve a sale of all or substantially all of the assets of the Company, and such transaction shall have been consummated; or

                (v) The Company's Board of Directors shall approve any merger, consolidation, or like business combination or reorganization of the Company, the consummation of which would result in the occurrence of any event described in Section 11(b)(ii) or (iii) above, and such transaction shall have been consummated.

           Notwithstanding the foregoing, any spin-off of a division or subsidiary of the Company to its shareholders shall not constitute a Change in Control of the Company.

           For purposes of this Section 11(b), "Continuing Directors" shall mean the directors of the Company in office on the Effective Date (as defined below) and any successor to any such director and any additional director who after the date of such effectiveness (i) was nominated or selected by a majority of the Continuing Directors in office at the time of his nomination or selection and (ii) is not an "affiliate" or "44 associate" (as defined in Regulation 12B under the Exchange Act) at the time of his nomination or selection of any person who is the beneficial owner, directly or indirectly, of securities representing ten percent (10%) or more of the combined voting power of the Company's outstanding securities then ordinarily entitled to vote for the election of directors.

           The Committee, in its discretion, may determine that, upon the occurrence of a

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Change in Control of the Company, each Stock Option and Stock Appreciation Right outstanding hereunder shall terminate within a specified number of days after notice to the holder, and such holder shall receive, with respect to each share of Common Stock subject to such Stock Option or Stock Appreciation Right, in an amount equal to the excess of the Fair Market Value of such shares of Common Stock immediately prior to the occurrence of such Change in Control over the exercise price per share of such Stock Option or Stock Appreciation Right; such amount to be payable in cash, in one or more kinds of property (including the property, if any, payable in the transaction) or in a combination thereof, as the Committee, in its discretion, shall determine. The provisions contained in the preceding sentence shall be inapplicable to a Stock Option or Stock Appreciation Right granted within six (6) months before the occurrence of a Change in Control if the holder of such Stock Option or Stock Appreciation Right is subject to the reporting requirements of Section 16(a) of the Exchange Act.

       12. Nontransferability. Each Benefit granted under the Plan to a participant shall not be transferable otherwise than by will or the laws of descent and distribution, and shall be exercisable, during the participant's lifetime, only by the participant. In the event of the death of a participant while the participant is rendering services to the Company, each Stock Option or Stock Appreciation Right theretofore granted to him shall be exercisable during such period after his death as the Committee shall in its discretion set forth in such option or right at the date of grant (but not beyond the stated duration of the option or right) and then only:

           (a) By the executor or administrator of the estate of the deceased participant or the person or persons to whom the deceased participant's rights under the Stock Option or Stock Appreciation Right shall pass by will or the laws of descent and distribution; and

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       (b) To the extent that the deceased participant was entitled to do so at the date of his or her death. Notwithstanding the foregoing, at the discretion of the Committee, an award of a Benefit other than an Incentive Stock Option may permit the transferability of a Benefit by a participant solely to members of the participant's immediate family or trusts or family partnerships for the benefit of such persons, subject to any restriction included in the award of the Benefit.

       13. Other Provisions. The award of any Benefit under the Plan may also be subject to such other provisions (whether or not applicable to the Benefit awarded to any other participant) as the Committee determines appropriate, including, without limitation, for the installment purchase of Common Stock under Stock Options, for the installment exercise of Stock Appreciation Rights, to assist the participant in financing the acquisition of Common Stock, for the forfeiture of, or restrictions on resale or other disposition of, Common Stock acquired under any form of Benefit, for the acceleration of exercisability or vesting of Benefits in the event of a change in control of the Company, for the payment of the value of Benefits to participants in the event of a change in control of the Company, or to comply with federal and state securities laws, or understandings or conditions as to the participant's employment in addition to those specifically provided for under the Plan.

       14. Fair Market Value. For purposes of this Plan and any Benefits awarded hereunder, Fair Market Value shall be the closing price for the Company's Common Stock on the date of calculation (or on the last preceding trading date if Common Stock was not traded on such date) if the Company's Common Stock is readily tradeable on a national securities exchange or other market system, and if the Company's Common Stock is not readily tradeable, Fair Market Value

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shall mean the amount determined in good faith by the Committee as the fair market value of the Common Stock of the Company.

       15. Withholding. All payments or distributions of Benefits made pursuant to the Plan shall be net of any amounts required to be withheld pursuant to applicable federal, state and local tax withholding requirements. If the Company proposes or is required to distribute Common Stock pursuant to the Plan, it may require the recipient to remit to it or to the corporation that employs such recipients art amount sufficient to satisfy such tax withholding requirements prior to the delivery of any certificates for such Common Stock. In lieu thereof, the Company or the employing corporation shall have the right to withhold the amount of such taxes from any other sums due or to become due from such corporation to the recipient as the Committee shall prescribe. The Committee may, in its discretion and subject to such rules as it may adopt (including any as may be required to satisfy applicable tax and/or non-tax regulatory requirements), permit an optionee or award or right holder to pay all or a portion of the federal, state and local withholding taxes arising in connection with any Benefit consisting of shares of Common Stock by electing to have the Company withhold shares of Common Stock having a Fair Market Value equal to the amount to be withheld.

       16. Tenure. A participant's right, if any, to continue to serve the Company as an officer, employee, or otherwise, shall not be enlarged or otherwise affected by his or her designation as a participant under the Plan.

       17. Unfunded Plan. Participants shall have no right, title, or interest whatsoever

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in or to any investments which the Company may make to aid it in meeting its obligations under the Plan. Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any participant, beneficiary, legal representative or any other person. To the extent that any person acquires a right to receive payments from the Company under the Plan, such right shall be no greater than the right of an unsecured general creditor of the Company. All payments to be made hereunder shall be paid from the general funds of the Company and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts except as expressly set forth in the Plan. The Plan is not intended to be subject to the Employee Retirement Income Security Act of 1974, as amended.

       18. No Fractional Shares. No fractional shares of Common Stock shall be issued or delivered pursuant to the Plan or any Benefit. The Committee shall determine whether cash, or Benefits, or other property shall be issued or paid in lieu of fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.

       19. Duration, Amendment and Termination. No Benefit shall be granted more than ten years after the Effective Date; provided, however, that the terms and conditions applicable to any Benefit granted prior to such date may thereafter be amended or modified by mutual agreement between the Company and the participant or such other persons as may then have an interest therein. Also, by mutual agreement between the Company and a participant hereunder, under this Plan or under any other present or future plan of the Company, Benefits may be granted to such participant in substitution and exchange for, and in cancellation of, any Benefits previously

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granted such participant under this Plan, or any other present or future plan of the Company. The Board of Directors may amend the Plan from time to time or suspend or terminate the Plan at any time. However, no action authorized by this
Section 19 shall reduce the amount of any existing Benefit or change the terms and conditions thereof without the participant's consent. No amendment of the Plan shall, without approval of the stockholders of the Company, (i) materially increase the total number of shares which may be issued under the Plan; (ii) materially increase the amount or type of Benefits that may be granted under the Plan; or (iii) materially modify the requirements as to eligibility for Benefits under the Plan.

       20. Governing Law. This Plan, Benefits granted hereunder and actions taken in connection herewith shall be governed and construed in accordance with the laws of the State of New York (regardless of the law that might otherwise govern under applicable New York principles of conflict of laws).

       21. Compliance with Rule 16b-3. With respect to persons subject to
Section 16 of the Exchange Act, transactions under the Plan are intended to comply with all applicable conditions of Rule 16b-3 (or its successors) promulgated under the Exchange Act. To the extent any provision of the Plan or action by the Committee fails to comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Committee.

       22. Effective Date. (a) The Plan shall become effective as of March 8, 1995, the date on which the Plan was adopted by the Board of Directors (the "Effective Date"), provided that the Plan is approved by the shareholders of the Company at an annual meeting or any special

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meeting of shareholders of the Company, and such approval of shareholders shall be a condition to the right of each participant to receive any Benefits hereunder. Any Benefits granted under the Plan prior to such approval of shareholders shall be effective for purposes of Section 16 of the Exchange Act as of the date such shareholder approval is obtained and for all other purposes as of the date of grant (unless, with respect to any Benefit, the Committee specifies otherwise at the time of grant), but no such Benefit may be exercised or settled and no restrictions relating to any Benefit may lapse prior to such shareholder approval, and if shareholders fail to approve the Plan as specified hereunder, any such Benefit shall be canceled.

       (b) This Plan shall terminate on March 7, 2005 (unless sooner terminated by the Board of Directors).